Exhibit 99.1

NewAge, Inc. Announces Departure of Chief Financial Officer and Appointment of Principal Financial Officer

SALT LAKE CITY, July 8, 2022 – NewAge, Inc. (Nasdaq: NBEV) (the “Company” or “NewAge”), today announced that Kevin Manion, Chief Financial Officer, departed the Company as of July 1, 2022. Lawrence Perkins, who along with his firm SierraConstellation Partners LLC have been engaged to provide Chief Restructuring Officer (CRO) and other services to the Company, will assume the role of the Company’s principal financial officer on an interim basis.

“On behalf of NewAge, I want to thank Kevin for his contributions to our team. Kevin joined us in the middle of a major integration, and he resolved many operating issues for us. We wish him all the best,” said Ed Brennan, NewAge’s Chairman and interim Chief Executive Officer. “Larry and his team have been up and running here at the company for more than two months, so we expect a seamless transition as we continue our efforts to position the company for long-term success.”

Mr. Perkins currently serves as the Company’s CRO and advises the Company with respect to, among other things, assistance with the preparation of financial information, stakeholder communication and evaluation of cash flow generation capabilities. Mr. Perkins has more than 20 years of management consulting and advisory experience with companies undergoing transition. He is the founder and CEO of SCP, a national interim management and advisory firm that provides services to middle-market companies navigating their way through difficult business challenges. Prior to founding SCP in 2013, Mr. Perkins was a senior managing director and regional leader of a national consulting firm, where he was responsible for business development, marketing, staffing, and general management of the firm’s western region.

About NewAge, Inc.

NewAge is a purpose-driven company dedicated to inspiring the planet to Live Healthy™. NewAge commercializes a portfolio of healthy products worldwide primarily through a direct selling route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at www.NewAgeGroup.com.

Forward Looking Statements

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to the Company’s management. Forward-looking statements include statements regarding the Company’s expectations regarding the transition of the roles of principal financial officer and the Company’s expectations regarding long-term success. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on the SEC’s website, www.sec.gov, or the investor relations section of the Company’s website, investors.newagegroup.com. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com